EXHIBIT 10.40

AGREEMENT OF SALE AND PURCHASE

AND JOINT ESCROW INSTRUCTIONS

CALYPSO APARTMENTS AND LOFTS

THIS AGREEMENT OF SALE AND PURCHASE AND JOINT ESCROW INSTRUCTIONS (this “Agreement”), dated as of November 25, 2009 (the “Agreement Date”), is between CALYPSO LOFTS, LLC, a California limited liability company (“Seller”), and BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership (“Buyer”).

ARTICLE 1

CERTAIN DEFINITIONS

1.1                  Definitions.  The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

1.1.1       “AAA” shall have the meaning ascribed in Section 10.22.2.

1.1.2       “Additional Deposit” shall have the meaning ascribed in Section 2.3.2.

1.1.3       “Affiliate”, except as set forth in Section 10.4 with respect to an “affiliate of Buyer”, shall mean any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Buyer or Seller, as the case may be.  For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

1.1.4       “Agreement Date” shall have the meaning ascribed in the introductory paragraph of this Agreement.

1.1.5       “Approved Contract” shall have the meaning ascribed in Section 4.6.

1.1.6       “Assignment and Assumption of Contracts” shall have the meaning ascribed in Section 9.5.1(d).

1.1.7       “Assignment and Assumption of Leases” shall have the meaning ascribed in Section 9.5.1(c).

1.1.8       “Bill of Sale” shall have the meaning ascribed in Section 9.5.1(b).

1.1.9       “Buyer’s Conditions Precedent” shall have the meaning ascribed in Section 9.3.

1.1.10     “Certificate of Insurance” shall have the meaning ascribed in Section 3.4.

1.1.11     “Closing” shall have the meaning ascribed in Section 9.4.1.

1.1.12     “Closing Date” shall mean the date set forth in Section 9.4.1.

1.1.13     “Closing Statement” shall have the meaning ascribed in Section 9.7.1(a).

1.1.14     “Code” shall have the meaning ascribed in Section 2.3.4.

1.1.15     “Commissions” shall mean all commissions, referral or locator fees, payments and obligations of Seller or the Property Manager to make payments to third party leasing agents, leasing brokers or other parties (not affiliated with the Property Manager) with respect to the leasing of all or any of the Property, whether such agreements are contained in a Lease or in any separate Commission Agreement.

1.1.16     “Commission Agreements” shall mean all written agreements and documents entered into by Seller or the Property Manager to pay Commissions that are not contained in a Lease, together with all amendments thereto or modifications thereof.

1.1.17     “Computer Equipment” means all word processing and computing equipment including, without limitation, all CPUs, monitors, printers, hubs, switches, firewalls, networking equipment and modems unless specifically listed on attached Exhibit H.

1.1.18     “Contracts” shall mean the service contracts described in Exhibit B and all other service contracts entered into by Seller after the Effective Date with respect to the Property in accordance with Section 8.3.

1.1.19     “Deed” shall have the meaning ascribed in Section 9.5.1(a).

1.1.20     “Deposit” shall have the meaning ascribed in Section 2.3.2.

1.1.21     “Deposit Date” shall have the meaning ascribed in Section 2.3.1.

1.1.22     “Disapproval Notice” shall have the meaning ascribed in Section 3.8.

1.1.23     “Disclosure Items” shall have the meaning ascribed in Section 6.1.

1.1.24     “Dispute” shall have the meaning ascribed in Section 10.22.

1.1.25     “Due Diligence” shall have the meaning ascribed in Section 3.1.

1.1.26     “Due Diligence Items” shall have the meaning ascribed in Section 3.2.

1.1.27     “Due Diligence Period” shall mean the time period provided for in Section 3.1 of this Agreement.

1.1.28     “Effective Date” shall mean the first date on which Escrow Agent has in its possession a fully executed original or copy of this Agreement.  Escrow Agent shall promptly notify Buyer and Seller in writing of the Effective Date.

1.1.29     “Environmental Laws” means all Federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or any owner of the Real Property, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

1.1.30     “Escrow Agent” shall mean Partners Title Company, Houston, Texas.

1.1.31     “Excluded Materials” shall have the meaning ascribed in Section 3.2.3.

1.1.32     “Fixtures” shall mean the fixtures that are located at and affixed to any of the Improvements as of the Closing Date, but specifically excluding any fixtures owned by any of the Tenants.

1.1.33     “Governmental Entity” means the various governmental and quasi- governmental bodies or agencies having jurisdiction over Seller, the Real Property or any portion thereof.

1.1.34     “Hazardous Materials” means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCBs”), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms are used in any Environmental Laws (excluding solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Real Property, to the extent in closed containers).

1.1.35     “Improvements” shall mean all buildings, structures and improvements located on the Land not owned by a Tenant or any other third party including, without, limitation, one hundred seventy seven (177) apartment units.

1.1.36     “Indemnitor” shall have the meaning ascribed in Section 7.3.4.

1.1.37     “Initial Deposit” shall have the meaning ascribed in Section 2.3.1.

1.1.38     “Land” shall mean that certain parcel or parcels of land and appurtenances thereto located at 2801 Alton Parkway, Irvine, California, and more particularly described on Exhibit A, including Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets (public or private), alleys, easements, strips or gores of land adjacent thereto.

1.1.39     “Laws” shall mean all applicable federal, state or local statutes, ordinances, codes, regulations, decrees, orders, laws, rulings, judgment or other governmental or judicial requirements affecting the Property.

1.1.40     “Leases” shall mean all unexpired leases, subleases, occupancy agreements, and any other agreements, including all modifications or amendments thereto, for the use, possession, or occupancy of any portion of the Property as of the Closing Date.

1.1.41     “Licensee Parties” shall mean those authorized agents, contractors, consultants and representatives of Buyer who shall inspect, investigate, test or evaluate the Property on behalf of Buyer in accordance with this Agreement.

1.1.42     “Licenses and Permits” shall mean, collectively, to the extent assignable, all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any Governmental Entity in connection with the Real Property, together with all renewals and modifications thereof.

1.1.43     “Liens” shall have the meaning ascribed in Section 4.2.

1.1.44     “Losses” means claims, actions, causes of action, suits, proceedings, costs, expenses (including, without limitation, reasonable attorneys’ fees and costs), liabilities, damages, demands, rights and/or liens of any type, whether known or unknown, direct or indirect, absolute or contingent.

1.1.45     “New Leases” or “New Lease” shall mean, collectively, or singularly, any Lease entered into after the Effective Date and before the Closing Date.

1.1.46     “Non-Terminable Contract” shall have the meaning ascribed in Section 4.6.

1.1.47     “Permitted Exceptions” shall mean and include all of the following:  (a) applicable zoning and building ordinances and land use regulations; (b) such state of facts as would be disclosed by a physical inspection of the Property; (c) the lien of taxes and assessments not yet due and payable (it being agreed by Buyer and Seller that if any tax or assessment is levied or assessed with respect to the Property after the date hereof and the owner of the Property has the election to pay such tax or assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer); (d) any exclusions from coverage set forth in the jacket of any Owner’s Policy of Title Insurance, but excluding all specific title exceptions in Schedules B and C of the Title Commitment on any standard printed exceptions in the Title Commitment; (e) any exceptions caused by Buyer, any Licensee Parties and their respective agents, representatives or employees; (f) such other exceptions as the Title Company shall commit to insure over, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise; (g) the rights of the Tenants under the Leases, as tenants only; and (h) any matters deemed to constitute Permitted Exceptions under Section 4.2 hereof.

1.1.48     “Permitted Outside Parties” shall have the meaning ascribed in Section 3.7.

1.1.49     “Personal Property” shall mean all of the right, title, and interest of Seller in and to the tangible personal property, which is located at and used exclusively in connection with the Property as of the Closing Date a specific list thereof as of the Effective Date being attached hereto as Exhibit H, but specifically excluding (a) any personal property owned, financed or leased by any Tenant under any Lease, (b) the Computer Equipment, (c) any tangible personal property owned by the Property Manager, and (d) any tangible personal property owned by a third party.  Personal Property shall not include the Excluded Materials.

1.1.50     “Pre-Effective Date Leases” or “Pre-Effective Date Lease” shall mean, collectively, or singularly, any Lease in effect as of the Effective Date.

1.1.51     “Private Restrictions” shall mean (as they may exist from time to time) any and all covenants, conditions and restrictions, private agreements, easements, and any other recorded documents or instruments affecting the use of the Property.

1.1.52     “Property” shall mean the Land, the Improvements, the Personal Property, the Leases, the Approved Contracts, and to the extent transferable, all of Seller’s right, title and interest in and to all tangible and intangible assets of any nature relating to the Property, including without limitation, (a) all warranties upon the Improvements or the Personal Property, (b) rights to any plans, specifications, engineering studies, reports, drawings, and prints relating to the construction, reconstruction, modification, and alteration of Improvements, (c) all works of art, graphic designs, and other intellectual or intangible property owned and used by Seller exclusively in connection with the Property, including any trade name associated with the Improvements, (d)  any website material belonging to the Property, including, but not limited to, the Property description and any floor plans, photographs and location maps, (e) all claims and causes of action arising out of or in connection with the Property after the Closing Date, and (f) the Licenses and Permits.

1.1.53     “Property Manager” shall mean those individuals or entities which manage the Property.

1.1.54     “Proration Items” shall have the meaning ascribed in Section 9.7.1(a).

1.1.55     “Proration Time” shall have the meaning ascribed in Section 9.7.1(a).

1.1.56     “Purchase Price” shall have the meaning ascribed in Section 2.2.

1.1.57     “Reimbursable Lease Expenses” shall mean any Commissions and locator fees payable pursuant to a Commission Agreement or a Lease or a New Lease with respect to Tenants who are scheduled to take occupancy after Closing.

1.1.58     “Rent Roll” shall have the meaning ascribed in Section 3.2.1.

1.1.59     “Rent” or “Rents” shall mean and include fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, all administrative charges, utility charges, vending machine receipts and other sums and charges payable by Tenants under the Leases.

1.1.60     “Rent Ready Condition” shall have the meaning ascribed in Section 8.4.

1.1.61     “Reporting Person” shall have the meaning ascribed in Section 2.3.4.

1.1.62     “Representative” shall have the meaning ascribed in Section 10.22.1.

1.1.63     “Survey” shall have the meaning ascribed in Section 4.4 and means an ALTA/ACSM survey of the Land prepared by a surveyor licensed by the State of California.

1.1.64     “Survey Objections” shall have the meaning ascribed in Section 4.4.

1.1.65     “Telecommunications Lease” shall have the meaning ascribed in Section 10.25.

1.1.66     “Tenant” or “Tenants” means all persons or entities occupying or entitled to possession of any portion of the Real Property pursuant to the Lease, including tenants, subtenants, and licensees.

1.1.67     “Tenant Deposit” means all refundable deposits (whether cash or non-cash and whether designated as security or otherwise) paid or deposited by a Tenant to Seller, as landlord, or any other person on Seller’s behalf pursuant to a Lease (together with any interest which has accrued thereon as required by the terms of such Lease, but only to the extent such interest has accrued for the account of the respective Tenant or as required by law).

1.1.68     “Tenant Notice” shall have the meaning ascribed in Section 9.5.1(f).

1.1.69     “Title Commitment” shall have the meaning ascribed in Section 4.1.

1.1.70     “Title Commitment Update” shall have the meaning ascribed in Section 4.3.

1.1.71     “Title Commitment Update Review Period” shall have the meaning ascribed in Section 4.3.

1.1.72     “Title Company” shall mean Chicago Title Company.

1.1.73     “Title Documents” shall have the meaning ascribed in Section 4.1.

1.1.74     “Title Objections” shall have the meaning ascribed in Section 4.2.

1.1.75     “Title Policy” shall have the meaning ascribed in Section 4.5.

1.2                  Rules of Construction.  Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.  All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise.  The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise.  No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.  Any deletion of language from this Agreement prior to its execution by Buyer and Seller shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

ARTICLE 2

AGREEMENT OF PURCHASE AND SALE; PURCHASE PRICE

2.1                  Agreement of Purchase and Sale.  Seller agrees to sell, transfer, assign and convey to Buyer, and Buyer agrees to purchase, accept and assume subject to the terms and conditions stated herein, all of Seller’s right, title and interest in and to the Property.

2.2                  Purchase Price.  Buyer shall pay Seller the purchase price of FORTY NINE MILLION DOLLARS ($49,000,000.00) (“Purchase Price”) at Closing in cash or other immediately available federal funds.  The Purchase Price and such other funds as may be necessary to pay Buyer’s expenses hereunder, subject to closing adjustments, shall be deposited with the Escrow Agent no later than one (1) business day prior to the Closing Date in accordance with this Agreement and paid to Seller upon satisfaction of all conditions precedent to the Closing as described herein.

2.3                  Deposits; Designation of Reporting Person & Contract Consideration.

2.3.1       Initial Deposit. Within two (2) business days after the Effective Date (the “Deposit Date”), Buyer shall deposit via wire transfer the sum of ONE MILLION DOLLARS ($1,000,000.00) in immediately available U.S. funds as a deposit (the “Initial Deposit”) with Escrow Agent whose address is as indicated in Section 10.3, below.  If Buyer fails to make the Initial Deposit on or before 5:00 p.m. Pacific Time on the Deposit Date, then this Agreement shall terminate and shall be of no further force and effect and the parties shall have no further obligations to one another except to the extent expressly stated otherwise herein.

2.3.2       Additional Deposit.  Unless Buyer terminates this Agreement before the expiration of the Due Diligence Period pursuant to Section 3, below, then by 5:00 p.m. Pacific Time on the last day of the Due Diligence Period, Buyer shall deposit with Escrow Agent via wire transfer an additional ONE MILLION DOLLARS ($1,000,000.00) (the “Additional Deposit”) in immediately available funds.  Once made, the Initial Deposit and the Additional Deposit (collectively, the “Deposit’) shall be non-refundable in all instances except (a) if the Closing fails to occur solely as a result of a material default by Seller hereunder that is not cured within all applicable notice and cure periods, (b) if the Closing fails to occur solely as a result of the failure of a condition precedent in Buyer Conditions Precedent (set forth in Section 9.3 hereof) through no fault of Buyer, and (c) as otherwise expressly stated otherwise in this Agreement.  If Buyer fails to make the Additional Deposit on or before 5:00 p.m. Pacific Time on the last day of the Due Diligence Period, then this Agreement shall terminate and shall be of no further force and effect and the parties shall have no further obligations to one another except to the extent expressly stated otherwise herein.

2.3.3       Investment of Deposit.  If and when made, each portion of the Deposit shall be held by Escrow Agent in accordance with the following.   The Escrow Agent shall invest the amount in escrow, including without limitation the Deposit, in accounts which are federally insured or which invest solely in government securities and shall be applied in accordance with the terms of this Agreement.  Interest earned on the Deposit shall be considered part of the Deposit and shall be deemed to have been earned by, and constitute income of, Buyer.

2.3.4       Designation of Reporting Person.  In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 2.3.4, the “Code”), and any related reporting requirements of the Code, Seller and Buyer hereby designate Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”).  In connection with the foregoing appointment, Seller and Buyer hereby agree: (a) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and (b) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.  Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

2.3.5       Contract Consideration.  Notwithstanding anything in this Agreement to the contrary, in any event where the Deposit, or any part thereof, is to be returned to Buyer, ONE HUNDRED DOLLARS ($100.00) thereof shall be paid by Escrow Agent to Seller as consideration for the rights and privileges granted to Buyer herein thus making this Agreement the valid and binding obligation of Buyer and Seller even though Buyer may have certain unilateral termination rights during certain periods under this Agreement.

2.4                  General Assumption.  As additional consideration for the purchase and sale of the Property, at Closing Buyer will: (a) assume and perform (i) all of the covenants and obligations of Seller, Seller’s predecessors in title and Seller’s Affiliates pursuant to the Leases and Approved Contracts (including, without limitation, those relating to any Tenant Deposits) which arise on or after the Closing Date, and (ii) all obligations under the Leases and Approved Contracts relating to the physical and environmental condition of the Property arising on or after the Closing Date including, without limitation, any obligations that run with the Property including, without limitation, the obligation to complete any off-site improvements that were a condition of approval of the subdivision map(s) affecting the Property; provided, however, that such off-site improvements shall not cost more than $100,000; and (b) assume and agree to discharge, perform and comply with each and every liability, duty, covenant, debt or obligation of Seller or any of its Affiliates resulting from, arising out of, or in any way related to any Licenses and Permits and arising on or after the Closing Date.  By closing under this Agreement, Buyer hereby indemnifies, defends, and holds Seller, Seller’s Affiliates and their respective partners, members, shareholders, officers, directors, managers, employees and agents harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including but not limited to reasonable attorneys’ fees and expenses) asserted against or incurred by Seller and arising out of the failure of Buyer to perform its obligations pursuant to this Section 2.4.  The provisions of this Section 2.4 shall survive the Closing.

ARTICLE 3

BUYER’S DUE
DILIGENCE/CONDITION OF THE PROPERTY

3.1                  Buyer’s Inspections and Due Diligence.  Buyer acknowledges that commencing on the Effective Date and continuing until 5:00 p.m. Pacific Time on December 10, 2009 (the period of time from the Effective Date until such time shall be referred to herein as the “Due Diligence Period”), Buyer shall conduct its examinations, inspections, testing, studies and investigations of the Property, review information regarding the Property and such documents applicable to the Property, including, without limitation, the documents that Seller delivers or makes available, as set forth in Section 3.2 below (collectively, the “Due Diligence”).  Except for any limitations as may be imposed by this Article 3 below, Buyer may conduct such due diligence activities, inspections, and studies of the Property as it deems necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances, and matters relating to the Property (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, accessibility matters, engineering and structural matters), title and survey matters, and any other matters it deems necessary or appropriate for purposes of consummating this transaction.  The Due Diligence shall be at Buyer’s sole cost and expense.

3.2                  Delivery Period.

3.2.1       Due Diligence Items.  By executing and delivering this Agreement, Buyer acknowledges and agrees that as of the Effective Date hereof, Seller delivered to Buyer the following: (i) the most recent rent roll statement (the “Rent Roll”) with respect to the Property prepared by Seller, in the form and containing such information as maintained by Seller from time to time; (ii) any title commitments or surveys relating to Property as described in the last sentence of Section 4.1 hereof; (iii) copies of all Contracts (including any Commission Agreements); and (iv) copies of any of the following items pertaining to the Property to the extent they exist and are in Seller’s or Property Manager’s possession: plans and specifications; “as-built” plans and specifications; structural, seismic or geological investigations and/or reports prepared by third parties; environmental investigations and/or reports prepared by third parties; warranties; income and expense statements for the prior three (3) years; current tax bill, and the Licenses and Permits (collectively, the “Deliverable Due Diligence Items”).  Seller shall also make available to Buyer for inspection at Seller’s primary office, the primary office of the Property Manager or the Property Manager’s on-site office the following:  (i) copies of all Leases referenced on the Rent Roll and copies of any subleases or amendments relating thereto and Tenant correspondence in Seller’s possession; (ii) maintenance and renovations records; and (iii) subject to Section 3.2.3 hereof, all other information relating to the operation of the Property (collectively, the “Other Due Diligence Items”).  The Deliverable Due Diligence Items and Other Due Diligence Items are all collectively referred to herein as the “Due Diligence Items”.

3.2.2       No Warranty.  Buyer acknowledges that many of the Due Diligence Items were prepared by third parties other than Seller.  Buyer further acknowledges and agrees that (a) except as specifically set forth in this Agreement, neither Seller nor any of Seller’s respective agents, employees, contractors or any other party has made any warranty or representation regarding the truth, accuracy or completeness of the Due Diligence Items or the source(s), and (b) Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Due Diligence Items, and Seller is providing the Due Diligence Items or making the Due Diligence Items available to Buyer solely as an accommodation to Buyer.  Buyer acknowledges that the Due Diligence Items are subject to the confidentiality provisions of Section 3.5 below.

3.2.3       Excluded Materials.  Notwithstanding any terms to the contrary in this Agreement, (a) Seller shall not be obligated or otherwise required to furnish or make available to Buyer any of the following (collectively, “Excluded Materials”):  (i) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets, prepared by or on behalf of Seller or any Affiliate of Seller or any other party, (ii) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the purchase of the Property by Seller, (iii) any information which Seller, in good faith, considers proprietary and not related to the operation of the Property, and (iv) any information which is subject to any other confidentiality obligations; (b) Due Diligence Items shall not include any Excluded Materials; and (c) Seller shall have no obligation or liability of any kind to Buyer as a result of Seller not furnishing or making available to Buyer the Excluded Materials.

3.3                  Site Visits.  During the pendency of this Agreement, Buyer and its Licensee Parties shall have reasonable access to the Property at agreed upon times for agreed upon purposes on at least one (1) business day prior notice to Seller.  Such notice shall describe the scope of the Due Diligence Buyer intends to conduct during Buyer’s access to the Property.  Seller shall have the right to have a representative present during any visits to or inspections of the Property or any meetings or discussions with any Tenant by Buyer or any Licensee Parties or any Governmental Entity.  Buyer will conduct its Due Diligence in a manner so as to minimize, to the extent reasonably possible to do so, any interference with the operations and occupancy of the Property and to minimize, to the extent reasonably possible to do so, any disturbance to Tenants.  Buyer will not enter the Property or contact any leasing agents or the Property Manager of the Property or any Governmental Entity without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Neither Buyer nor any Licensee Parties may contact any Tenants or make any inquiries of such Tenants including, without limitation, those which in any way relate to the Property, without Seller’s prior written consent which consent may be withheld in Seller’s sole and absolute discretion.  In the event Buyer desires to conduct any physically intrusive Due Diligence, such as sampling of soils, other media, building materials, or the like, Buyer will identify in writing exactly what procedures Buyer desires to perform and request Seller’s express written consent.  Seller may withhold or condition consent to any physically intrusive Due Diligence in Seller’s sole and absolute discretion.  Upon receipt of Seller’s written consent, Buyer and all Licensee Parties shall, in performing such Due Diligence, comply with any agreed upon procedures and with any and all Laws including, without limitation, any Environmental Laws.

3.4                  Insurance Requirements.  As a condition precedent to any entry onto the Property by Buyer or any Licensee Parties prior to the Closing, Buyer or any such Licensee Parties shall carry worker’s compensation insurance in compliance with applicable law, liability insurance covering bodily injury, property damage, with a combined single limit of $2,000,000, and automobile liability insurance in an amount not less than $1,000,000.00 covering all automobile and equipment owners and/or operated by Buyer and any Licensee Parties in connection with the license granted herein.  The liability policies described herein shall name Seller and those reasonably designated by Seller as additional insured.  All such insurance shall: (a) be primary and no insurance of Seller or any of the additional insured shall be called upon to contribute to a loss and (b) not be cancelled or materially modified without first giving Seller thirty (30) days’ advance written notice of cancellation or material modification.  Before entering the Property pursuant to this Section 3.4, Buyer shall deliver copies of the policies or certificates of insurance issued by the insurance carrier(s) to Seller demonstrating compliance with the terms of this Section.  In the event that, during the Due Diligence Period or at any other time during the pendency of this Agreement that Buyer or any Licensee Parties are entering the Property, Buyer or any Licensee Parties fail to procure or maintain the insurance requirements as set forth in this

Section or such insurance is modified such that it does not provide coverage to Seller and its additional insured as required herein neither Buyer nor any Licensee Parties shall be permitted to enter the Property and if Buyer does not cure such failure within three (3) days of notice thereof from Seller, then Seller shall thereafter have the right to terminate this Agreement upon twenty-four (24) hours written notice to Buyer whereupon Buyer shall immediately cease all operations on the Property and promptly remove all Licensee Parties from the Property (unless the subject insurance requirements are satisfied and evidence thereof delivered to Seller before the expiration of said twenty-four (24) hour notice).

3.5                  Restoration; No Liens.  Buyer shall promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property and repair and/or restore the Property to the condition in which the same were found before any such entry upon the Property and inspection or examination was undertaken.  Buyer shall not permit any mechanics’ or other liens to be filed against the Property as a result of labor or materials furnished in connection with its Due Diligence.  If any such lien is filed against the Property as a result of the activities of Buyer or any Licensee Parties, then within ten (10) days after receipt of written demand from Seller or any other notice of such lien, Buyer shall either cause the same to be discharged of record by payment of the claim or posting of a bond, or will take such other action as may be reasonably acceptable to protect Seller, Seller’s Affiliates and the Property from any loss or damage arising from such lien.  In the event Buyer fails to release any lien by payment, bond or otherwise as set forth herein, Seller may pay such amounts necessary to cause the release of the lien and Buyer shall promptly reimburse Seller one hundred percent (100%) of the amount so paid, in addition to Seller’s other costs (including, but not limited to attorneys’ fees) necessary to discharge the lien(s)).  Buyer’s obligations under this Section 3.5 shall expressly survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.  The provisions of this Section 3.5 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

3.6                  Due Diligence Indemnity.  Buyer shall defend, protect, indemnify, and hold harmless Seller, Seller’s Affiliates and their respective partners, shareholders, members, officers, directors, employees and agents, as applicable, and the Property Manager from and against all Losses (whether arising out of injury or death to persons or damage to the Property or otherwise) including, but not limited to, costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees, arising out of or in connection with Buyer’s Due Diligence, Buyer’s breach of its obligations under Section 3.7 or Buyer’s or any Licensee Parties’ entry upon the Property; provided, however, that Buyer shall have no obligations under this Section 3.6 to the extent the Losses are caused solely by the negligence or willful misconduct of Seller, Seller’s Affiliates, Seller’s partners, shareholders, members, officers, directors, employees and agents, as applicable, and/or the Property Manager or result from the mere discovery by Buyer of pre-existing conditions at the Property and the Buyer promptly notifies Seller in writing of such discovery.  The provisions of this Section 3.6 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

3.7                  Confidentiality.  Buyer agrees that any information obtained by Buyer or its Affiliates or their respective attorneys, partners, accountants, brokers, property management companies, third party consultants, lenders or investors (collectively, for purposes of this Section 3.7, the “Permitted Outside Parties”) in the conduct of its Due Diligence shall be treated as confidential pursuant to Section 10.11 of this Agreement and shall be used only to evaluate the acquisition of the Property from Seller.  Buyer further agrees that within its organization, or as to the Permitted Outside Parties, the Due Diligence Items and all other information obtained by Buyer pursuant to its Due Diligence will be disclosed and exhibited only to those persons within Buyer’s organization or to those Permitted Outside Parties who are involved in determining the feasibility of Buyer’s acquisition of the Property.  Buyer further acknowledges that the Due Diligence Items, all information relating to the leasing arrangements between Seller and any Tenant or prospective tenants, and all other information obtained by Buyer pursuant to its Due Diligence are proprietary and confidential in nature.  Buyer agrees not to divulge the contents of such Due Diligence Items or any other information except in strict accordance with this Section 3.7 and Section 10.11 of this Agreement.  In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Items and other information to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer and the Permitted Outside Parties, for whom, by its execution of this Agreement, Buyer is acting as an agent with regard to such waiver.  The provisions of this Section 3.7 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

3.8                  Due Diligence Period.  Except as set forth in Section 2.3.1 hereof, unless Buyer delivers to Seller and Escrow Agent written notice terminating this Agreement on or before the end of the Due Diligence Period which notice may be for any reason, or no reason, (the “Disapproval Notice”), this Agreement shall continue in full force and effect.  If Buyer fails to give Seller the Disapproval Notice, then Buyer shall be deemed to have approved all of the matters described in Sections 3.1 and 3.2.  If the Agreement is terminated hereunder, then Buyer shall be entitled to the immediate return of the Initial Deposit and Buyer shall return all Due Diligence Items in its possession to Seller and provide to Seller, promptly after receipt of a request from Seller, originals of any third party reports, studies and appraisals relating to the Property in its possession, without representation or warranty and at no cost to Seller.  The foregoing obligation shall survive any termination of this Agreement.  Subject to the terms of this Agreement, provided that Buyer has not delivered the Disapproval Notice, Buyer, after the expiration of the Due Diligence Period, may continue to conduct further physical Due Diligence or other examinations, inspections, tests, studies and investigations regarding the Property; provided, however, that except as otherwise expressly provided in Sections 5.1 and 10.2.2, in no event shall Buyer have any right to terminate or otherwise modify its obligations hereunder after the end of the Due Diligence Period as a result of any such further Due Diligence or other examinations, inspections, tests, studies or investigations regarding the Property, and the provisions of this Article 3, including, without limitation, the indemnification provisions, shall continue to apply.

3.9                  Delivery of Buyer’s Due Diligence Materials.  Buyer agrees that if Buyer terminates this Agreement for any reason permitted hereunder, including Buyer’s disapproval of its Due Diligence within the Due Diligence Period, then Buyer shall, at Seller’s request and at no cost to Seller, assign to Seller all of its rights, interest and title to copies of all third party drafts and final surveys, environmental site assessments, appraisals, examinations, inspections, tests, studies and investigations of the Property or any other similar documents or materials applicable to the Property, obtained by Buyer during the Due Diligence Period (collectively, “Buyer’s Due Diligence Materials”).  Buyer’s obligations under this Section shall expressly survive the termination and/or expiration of this Agreement.

ARTICLE 4

TITLE, SURVEY & CONTRACTS

4.1                  Title to Real Property.  Buyer shall obtain (a) a preliminary report or commitment to issue an owner’s policy of title insurance with respect to the Property issued by the Title Company (the “Title Commitment”), and (b) copies of all recorded documents referred to on Schedule B of the Title Commitment as exceptions to coverage (the “Title Documents”).  Buyer shall instruct Escrow Agent to deliver a copy of the Title Commitment and the Title Documents to Seller concurrent with its delivery of the same to Buyer.  Seller agrees to deliver any preliminary reports, title commitments and Surveys in its possession to the extent the same exist; provided, however, that the delivery of such materials shall be subject to the terms and conditions of Section 3.2.2, above.

4.2                  Certain Exceptions to Title.  Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions and that are disclosed in the Title Commitment (herein collectively called “Liens”) on or before the second (2nd) day prior to the expiration of the Due Diligence Period.  Buyer’s failure to disapprove the Liens in writing within such period shall constitute Buyer’s approval of all such Liens.  All such Liens which are timely objected to by Buyer shall be herein collectively called the “Title Objections”.  Seller, in its sole and absolute discretion, may elect (but shall not be obligated) to remove or cause to be removed, or insured over, at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing for the purpose of such removal, which removal will be deemed effected by, among other things, the issuance of title insurance reasonably acceptable to Buyer eliminating or insuring against the effect of the Title Objections.  Seller shall notify Buyer in writing no later than the day prior to the expiration of the Due Diligence Period (the “Title Cure Period”), whether Seller elects to remove the same.  If Seller is unable to remove or endorse over any Title Objections prior to the expiration of the Title Cure Period, or if Seller elects not to remove one or more Title Objections by the expiration of the Title Cure Period, Buyer may elect, as its sole and exclusive remedy therefore, to either (a) terminate this Agreement on or before the end of the Due Diligence Period and Buyer shall be entitled to the immediate return of the Initial Deposit and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (b) waive, in writing, such Title Objections, in which event such Title Objections shall be deemed additional “Permitted Exceptions” and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.  If before the end of the Due Diligence Period, Buyer elects to proceed with the transaction contemplated herein, then Buyer shall be deemed to have elected to waive those Title Objections Seller elected not to remove or endorse over and its right to terminate this Agreement pursuant to this Section 4.2.  Notwithstanding the foregoing, Seller shall be obligated at Closing to cause the release of the Liens of any financing obtained by Seller which is secured by the Property.

4.3                  Additional Exceptions.  In the event the Title Commitment is amended or updated after the expiration of the Due Diligence Period and before the Closing (each, a “Title Commitment Update”), Buyer shall furnish Seller with a written statement of approval or objections to any matter first raised in a Title Commitment Update that affects title to the Real Property and that was not caused by Buyer or any Licensee Parties within two (2) business days after its receipt of such Title Commitment Update together with a legible copy of each new exception raised therein (each, a “Title Commitment Update Review Period”).  Should Buyer fail to notify Seller in writing of any objections to any matter first disclosed in a Title Commitment Update prior to the expiration of the applicable Title Commitment Update Review Period, as applicable, Buyer shall be deemed to have approved such matters whereupon they shall become Permitted Exceptions. If, however, Buyer objects to such new exception, then Seller shall have until 5:00 p.m. Pacific Time on the fifth (5th) business day after Seller’s receipt of Buyer’s written objection in which to notify Buyer, in Seller’s sole discretion, either (a) that Seller will remove the new disapproved exception(s) prior to the Close of Escrow and, thereafter, Seller shall be entitled to a reasonable adjournment of the Closing for the purpose of such removal, which removal will be deemed effected by, among other things, the issuance of title insurance reasonably acceptable to Buyer eliminating or insuring against the effect of the Title Objections, or (b) that Seller will not remove the new disapproved exception(s).  If Seller does not elect to do either (a) or (b), such silence shall be conclusively deemed to constitute Seller’s election not to remove any new exception(s) disapproved by Buyer.  If Seller elects not to remove any new disapproved exception(s), whether by giving notice thereof or by failing to give notice, then Buyer shall have until 5:00 p.m. Pacific Time on the fifth (5th) business day after Seller’s election (or deemed election) not to cure the disapproved exception in which to elect (y) to terminate this Agreement by written notice to Seller and Escrow Holder or (z) to waive in writing Buyer’s previous disapproval of (and thereby accept) any items that Seller does not elect to remove.  Buyer’s failure to terminate this Agreement by delivering written notice of such election on or before 5:00 p.m. Pacific Time on the fifth (5th) business day after Seller’s election or deemed election not to remove the new disapproved exception shall be deemed to constitute Buyer’s irrevocable election to waive Buyer’s previous disapproval whereupon the disapproved exception shall become a Permitted Exception.  If, however, Buyer does elect to terminate this Agreement, then this Agreement shall so terminate, the Deposit shall be returned to Buyer and neither party shall have any further obligations to the other hereunder except to the extent any such obligation expressly survives the termination of this Agreement.

4.4                  Survey Objections.  Buyer shall have the right to obtain a new survey or an update of any survey provided by Seller (the “Survey”) at its sole cost and expense.  Promptly upon receipt of the Survey, Buyer, at its sole cost and expense, shall deliver a copy to Seller and to Escrow Agent.  No later than the second (2nd) day prior to the expiration of the Due Diligence Period, Buyer shall have the right to notify Seller, in writing, of any matters disclosed on the Survey that are not Permitted Exceptions and that affect Buyer’s title to the Property.  Buyer’s failure to obtain the Survey or disapprove any matters disclosed by the Survey on or before such time shall constitute Buyer’s approval of the matters disclosed by the Survey or matters that would have been disclosed had Buyer obtained a Survey.  All such matters which are timely objected to by Buyer shall be herein collectively called the “Survey Objections”.  Seller, in its sole and absolute discretion, may no later than the day prior to the expiration of the Due Diligence Period (the “Survey Cure Period”), elect to remove or cause to be removed, or insured over, at its expense, any Survey Objections, and shall be entitled to a reasonable adjournment of the Closing for the purpose of such removal, which removal will be deemed effected by, among other things, the issuance of title insurance reasonably acceptable to Buyer eliminating or insuring against the effect of the Survey Objections.  Seller shall notify Buyer in writing of such election within the Survey Cure Period.  If Seller is unable to cure or endorse over any Survey Objections prior to the expiration of the Survey Cure Period, or if Seller elects not to remove one or more Survey Objections, Buyer may elect, as its sole and exclusive remedy therefore, to either (a) terminate this Agreement by giving written notice to Seller and Escrow Agent on or before the end of the Due Diligence Period and Buyer shall be entitled to the immediate return of the Deposit and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement, or (b) waive, in writing, such Survey Objections, in which event the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.  If before the end of the Due Diligence Period, Buyer elects to proceed with the transaction contemplated herein, then Buyer shall be deemed to have elected to waive those Survey Objections Seller elected not to cure and its right to terminate this Agreement pursuant to this Section 4.4.

4.5                  Title Insurance.  At Closing, the Title Company shall issue to Buyer or be irrevocably committed to issue to Buyer a CLTA standard coverage form title policy (the “Title Policy”) in the amount of the Purchase Price, insuring that fee simple title to the Land is vested in Buyer subject only to the Permitted Exceptions.  Buyer shall be entitled to request that the Title Company provide ALTA extended coverage and/or such endorsements (or amendments) to the Title Policy as Buyer may reasonably require and/or increased liability as Buyer may reasonably require, provided that the same shall (a) be at no cost to Seller, (b) impose no additional liability on Seller, (c) not be a condition to the Closing and, accordingly, if Buyer is unable to obtain any of the foregoing, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (d) the Closing shall not be delayed as a result of Buyer’s request.

4.6                  Contracts.  On or before the second (2nd) day prior to the expiration of the Due Diligence Period, Buyer shall have the right to disapprove, by written notice to Seller, any of the Contracts that are not terminable upon thirty (30) days or less prior notice.  If Buyer desires to have any Contract terminated that is not expressly terminable upon thirty (30) days’ or less notice (any, a “Non-Terminable Contract”), then Buyer shall notify Seller in writing of any such Non-Terminable Contract that it desires to have terminated.  Within one (1) day following receipt of any such Buyer notice, Seller shall notify Buyer in writing whether Seller, in its sole and absolute discretion, is willing to terminate such Non-Terminable Contract.  If Seller notifies Buyer that it is unwilling to terminate any such Non-Terminable Contracts, then Buyer shall have the right, until the expiration of the Due Diligence Period, either to waive in writing its prior disapproval of the corresponding Non-Terminable Contract(s) or to terminate this Agreement by giving written notice to Seller and Escrow Holder as Buyer’s sole and exclusive remedy, in which event the Deposit shall be returned to Buyer.  If Buyer fails to waive any such prior disapproval and does not terminate this Agreement before the expiration of the Due Diligence Period, then Buyer shall be deemed to have waived its prior disapproval of the corresponding Non-Terminable Contract(s).  All of the Contracts which are either terminable on thirty (30) days or less notice or which are not disapproved by Buyer, or with respect to which

Buyer’s initial disapproval is waived or deemed to be waived hereunder, are referred to herein as the “Approved Contracts.”

ARTICLE 5

REMEDIES

5.1                  Permitted Termination; Seller Default.  If the sale of the Property is not consummated due to the permitted termination of this Agreement by Buyer as herein expressly provided, then the Deposit shall be returned to Buyer.  Upon such termination, Buyer will have no liability hereunder except as otherwise expressly stated in this Agreement.  If the sale of the Property is not consummated due solely to Seller’s material default hereunder that is not cured within all applicable notice and cure periods, then Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer, (b) waive the default and proceed to close the transaction contemplated herein, or (c) provided that all of the conditions to Seller’s obligations to close have been satisfied and so long as Buyer is not then in default of any of its material obligations under this Agreement, seek specific performance of Seller’s obligations under this Agreement and record and maintain against the Property a notice of lis pendens in accordance with applicable law if Buyer further satisfies and continues to satisfy each of the following obligations: (i) Buyer shall have reasonably demonstrated that it is prepared to deliver into escrow all funds required by this Agreement in order for the Closing to occur, Buyer shall have deposited all funds required by this Agreement in order for the Closing to occur, and Buyer shall be ready and willing in all other respects to close escrow in accordance with the terms and conditions of this Agreement; and (ii) Buyer shall have filed an action for specific performance (a “Specific Performance Action”) within sixty (60) days of the date the Closing was to have occurred.  Notwithstanding anything to the contrary contained herein, Seller shall not be deemed in default unless and until Buyer provides Seller with written notice of such default and Seller fails to cure such default within three (3) business days of its receipt of such written notice.

5.2                  Buyer Default; Liquidated Damages.  IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER AND BUYER FAILS TO CURE SUCH BREACH WITHIN THREE (3) BUSINESS DAYS AFTER BUYER’S RECEIPT OF WRITTEN NOTICE FROM SELLER SPECIFYING SUCH BREACH (PROVIDED, HOWEVER, THAT THE FOREGOING NOTICE AND CURE RIGHTS SHALL NOT APPLY TO BUYER’S FAILURE TO CLOSE ON THE CLOSING DATE), THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, WHICH RETENTION SHALL OPERATE TO TERMINATE THIS AGREEMENT AND RELEASE BUYER FROM ANY AND ALL LIABILITY HEREUNDER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.  THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN

SUCH EVENT.  BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION.  THE PARTIES ACKNOWLEDGE THAT SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER UNDER CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.  THE FOREGOING IS NOT INTENDED TO LIMIT BUYER’S SURVIVING OBLIGATIONS UNDER THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ALL OF BUYER’S INDEMNITIES IN THIS AGREEMENT.

Initials:	Seller	/s/ KR, /s/ SDS	Buyer	/s/ RTP

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

6.1                  Representations and Warranties of Seller.  Subject to the provisions of this Agreement including, without limitation, Sections 6.2, 6.3, and Article 7, Seller makes the following representations and warranties with respect to the Property:

6.1.1       Status.  Seller is a limited liability company organized or formed, validly existing and in good standing under the laws of the State of California.

6.1.2       Authority.  The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally.

6.1.3       Non-Contravention.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, to Seller’s knowledge (i) violate any Laws or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which Seller may be bound and, in either case, that would have a material and adverse affect on Seller’s ability to consummate the transactions contemplated by this Agreement.

6.1.4       Non-Foreign Entity.  Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

6.1.5       Consents.  No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained or will be obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

6.1.6       Leases.  To Seller’s knowledge, true, correct and complete copies of the Leases in Property Manager’s files have been or will be delivered or made available to Buyer in accordance with Section 3.2.1 above.  Except as set forth in the Rent Roll or otherwise disclosed to Buyer by Seller in writing prior to the expiration of the Due Diligence Period, to Seller’s knowledge, the Leases listed on the Rent Roll are in full force and effect as of the date set forth on the Rent Roll.  To Seller’s knowledge, Seller has not received written notice of any uncured default of Seller, as landlord, under any Lease.  Except as may be set forth in the Rent Roll or otherwise disclosed to Buyer by Seller in writing prior to the expiration of the Due Diligence Period, to Seller’s knowledge, no Tenant has paid any rent, fees, or other charges for more than one month in advance.  Seller is the landlord under each of the Leases and, except for any security interests granted in connection with any loan encumbering the Property that will be paid off at or prior to the Closing, Seller has not assigned, mortgaged, pledged or otherwise encumbered any of its rights or interests under the Leases.

6.1.7       Contracts.  To Seller’s knowledge, there are no Contracts except for the Contracts specifically designated in Exhibit B attached hereto.  To Seller’s knowledge, true, correct and complete copies of the Contracts in Property Manager’s files have been or will be delivered to Buyer in accordance with Section 3.2.1, above.  To Seller’s knowledge, Seller has not received written notice of any uncured default of Seller under any Contracts.

6.1.8       Notice of Violation.  Except as may be disclosed in the Due Diligence Items, to Seller’s knowledge, Seller has not received written notice from any Governmental Entity having jurisdiction over the Property that the Property is in violation of any Law regulating the operation or use thereof.

6.1.9       Litigation.  To Seller’s knowledge, there is no legal action, suit, proceeding or claim affecting Seller or the Land, Improvements or Personal Property or any portion thereof relating to or arising out of the ownership, operation, use or occupancy of the Property being prosecuted in any court or by or before any federal, state, county or municipal department, commission, board, bureau or agency or other Governmental Entity.

6.1.10     Special Assessments.  To Seller’s knowledge and except as may otherwise be disclosed by the Due Diligence Items or the Title Documents, Seller has received no written notice of any pending improvement liens or special assessments to be made against the Property by any governmental authority.

6.1.11     No Contracts.  Except for this Agreement, there are no options, contracts or other obligations outstanding for the sale, exchange or transfer of the Property or any portion thereof or the business operated thereon.

6.1.12     Environmental Issues.  To Seller’s knowledge, Seller has not received any written notice from any Governmental Entity that there is a presence, release, threat of release, placement on or in the Property, of any Hazardous Materials in violation of any Laws.

6.1.13     Prohibited Persons and Transactions.  Neither Seller, Shea Properties Management, Inc., Shea Properties LLC nor J.F. Shea Co, Inc. are, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

6.2                  Seller’s Knowledge.  For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to Seller’s knowledge,” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of Steve Gilmore and Blake Bunker, the representatives or employees of the Seller who are most knowledgeable as to the status of the Property of Seller and no others, as of the Effective Date, without duty of inquiry whatsoever.  Buyer acknowledges that the individual named above is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer.  Buyer covenants that it will bring no action of any kind against such individual, any shareholder, partner or member of Seller related to or arising out of these representations and warranties.

6.3                  Seller’s Maximum Aggregate Liability.  Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the representations and warranties of Seller set forth in Section 6.1, together with Seller’s liability for any breach of any of Seller’s interim operating covenants under Article 8, shall survive the Closing and not be merged into the deed for a period of nine (9) months.  Buyer shall have no right to bring any action against Seller as a result of any untruth or inaccuracy of such representations and warranties, or any such breach, unless (a) Buyer serves a written claim on Seller within such nine (9) month period, (b) Buyer commences and serves an action against Seller within thirty (30) days after Buyer gives such notice, and (c) the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy, or any such breach, exceeds $25,000.  In addition, in no event shall Seller’s liability for all such breaches exceed, in the aggregate, $750,000.  Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge of any breach of a representation, warranty or covenant of Seller herein, or Buyer obtains actual knowledge (from whatever source, including, without limitation, any of the Due Diligence Items, as a result of Buyer’s Due Diligence, the inclusion of any information in or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations and warranties herein, and Buyer nevertheless consummates the transaction contemplated by this Agreement.  The provisions of this Section 6.3 shall expressly survive the Close of Escrow and shall not merge into the Deed or any of the other closing documents hereunder.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

7.1                  Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller the following:

7.1.1       Status.  Buyer is a limited partnership organized or formed, validly existing and in good standing under the laws of the State of Delaware and has, or will have at Closing, the authority to transact business in the State of California.

7.1.2       Authority.  The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer, subject to equitable principles and principles governing creditors’ rights generally.

7.1.3       Non-Contravention.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not, to Buyer’s knowledge, violate any Law or conflict with, result in a breach of, or constitute a default under the organizational documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound and, in either case, that would have a material and adverse affect on Buyer’s ability to consummate the transaction contemplated by this Agreement.

7.1.4       Consents.  No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained or will be obtained) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby.

7.1.5       Solvency.  Buyer will not be rendered insolvent in connection with, or as a result of, the performance by Buyer of its obligations hereunder or the consummation of the transactions contemplated hereby.

7.1.6       Prohibited Persons and Transactions.  Neither Buyer, BHMF, Inc., nor any assignee of Buyer’s interest in this Agreement is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

7.1.7       Sophisticated Buyer.  Buyer is an experienced purchaser, owner and operator of multi-family housing communities and is familiar with the kinds of legal, economic and other issues that typically impact one’s ability to own and operate such communities.

Seller covenants that it will bring no action of any kind against any individual, shareholder, partner or member of Buyer related to, or arising out of, these representations and warranties.

7.2                  Buyer’s Independent Investigation.

7.2.1       Investigations.  By its election not to deliver the Disapproval Notice, Buyer represents and warrants that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(a)           All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, accessibility, rent control, use permit requirements, and building codes;

(b)           The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the Improvements, the structure, the paving, the utilities, and all other physical and functional aspects of the Property, including, without limitation, any seismic or retrofitting requirements and an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Buyer at Buyer’s sole expense;

(c)           Any easements and/or access rights affecting the Property;

(d)           The Leases and all matters in connection therewith;

(e)           The Contracts, the Licenses and Permits, the Commission Agreements and any other documents or agreements of significance affecting the Property; and

(f)            The ability to finance the Purchase Price, if necessary.

(g)           All other matters of material significance affecting the Property or delivered to Buyer by Seller in accordance with Article 3 of this Agreement.

7.2.2       AS-IS SALE.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER UNDER SECTION 6.1, ABOVE, BUYER ACKNOWLEDGES AND AGREES THAT NEITHER SELLER, NOR ANYONE ACTING FOR OR ON BEHALF OF SELLER, HAS MADE ANY REPRESENTATIONS, WARRANTIES, OR PROMISES TO BUYER, OR TO ANYONE ACTING FOR OR ON BEHALF OF BUYER, CONCERNING ANY ASPECT OF THE PROPERTY INCLUDING, WITHOUT LIMITATION, (A) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (B) COMPLIANCE WITH TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990 AND ALL SIMILAR STATE AND LOCAL ACCESSIBILITY LAWS; (C) COMPLIANCE WITH THE FAIR HOUSING ACT AND ALL SIMILAR STATE AND LOCAL LAWS; (D) COMPLIANCE WITH ANY “SOFT STORY” RETROFIT STANDARDS; (E) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES,

REGULATION, ORDERS OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, CALIFORNIA HEALTH & SAFETY CODE, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL RESOURCE CONSERVATION AND RECOVERY ACT, THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., PART 261, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, THE CLEAN WATER ACT, THE SAFE DRINKING WATER ACT, THE HAZARDOUS MATERIALS TRANSPORTATION ACT, THE TOXIC SUBSTANCE CONTROL ACT, AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING; (F) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS OR MOLD AT, ON, UNDER, OR ADJACENT TO THE PROPERTY; (G) THE CONTENT, COMPLETENESS OR ACCURACY OF THE DUE DILIGENCE ITEMS, TITLE COMMITMENT, SURVEY OR UPDATED SURVEY; (H) THE SIZE AND/OR DIMENSIONS OF ANY OF THE IMPROVEMENTS, AND (I) THE CONFORMITY OF THE IMPROVEMENTS TO ANY PLANS OR SPECIFICATIONS FOR THE PROPERTY, INCLUDING ANY PLANS AND SPECIFICATIONS THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE PROPERTY WILL BE INDEPENDENTLY INVESTIGATED BY BUYER TO ITS FULL SATISFACTION PRIOR TO EXPIRATION OF THE DUE DILIGENCE PERIOD, OR THAT BUYER WILL TERMINATE THIS AGREEMENT AS PROVIDED ABOVE, THAT BUYER WILL BE ACQUIRING THE PROPERTY BASED SOLELY UPON AND IN RELIANCE ON ITS OWN INSPECTIONS, EVALUATIONS, ANALYSES AND CONCLUSIONS, AND THAT SUBJECT TO SELLER’S EXPRESS OBLIGATIONS HEREUNDER, BUYER WILL BE ACQUIRING THE PROPERTY IN ITS “AS-IS” CONDITION AND STATE OF REPAIR INCLUSIVE OF ALL FAULTS AND DEFECTS, WHETHER KNOWN OR UNKNOWN, AS MAY EXIST AS OF THE CLOSING, AND BUYER EXPRESSLY ASSUMES THE RISK THAT ADVERSE PHYSICAL, ENVIRONMENTAL, FINANCIAL, LEGAL AND OTHER CONDITIONS MAY NOT BE REVEALED BY BUYER’S INSPECTION OF THE PROPERTY.

BY INITIALING BELOW, THE BUYER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND SIGNIFICANCE OF THIS SECTION 7.2.2 AND AGREES TO THE TERMS SET FORTH HEREIN.

Buyer:

7.3                  Buyer’s Release of Seller; Indemnity.

7.3.1       Seller Released From Liability.  Seller is hereby released from all responsibility and liability to Buyer regarding the condition (including, without limitation, its physical condition and its compliance with applicable laws, and the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever except to the extent that such responsibility or liability is the result of the material inaccuracy (if any) of Seller’s representations under Section 6.1 hereof.

7.3.2       Buyer’s Waiver of Objections.  Buyer acknowledges that its failure to deliver the Disapproval Notice shall constitute Buyer’s representation and warranty to Seller that, prior to the expiration of the Due Diligence Period, it will have inspected the Property, observed its physical characteristics and existing conditions and had, or will have, the opportunity to conduct such investigation and study on and of said Property and adjacent areas as it deemed necessary, and subject to Seller’s responsibility for any breach of the warranties and representations contained in Section 6.1 of this Agreement, hereby waives any and all objections to, claims, causes of action or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property.  Buyer further hereby assumes the risk of changes in applicable laws and regulations including, without limitation, those relating to past, present and future environmental conditions on the Property, and subject to Seller’s specific representations and warranties contained in Section 6.1 of this Agreement, the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Materials or other contaminants, may not be revealed by its investigation.

7.3.3       Civil Code Section 1542 Waiver.  In connection with the releases and waivers set forth in this Section 7.3, Buyer, on behalf of itself, its successors, assigns and successors-in-interest and such other persons and entities, waives the benefit of California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Buyer’s Initials:	/s/ RTP

7.3.4       Indemnity.  Subject to Section 6.1 hereof, Buyer and its successors and assigns (the “Indemnitor”) agree to indemnify, protect, defend and hold Seller, Seller’s Affiliates and each of their respective members, partners, shareholders, officers, directors, managers, employees and agents harmless from any and all Losses, including without limitation suits and claims brought by third parties related to, or in any way connected to the condition of the Property arising from events occurring subsequent to Closing, including, without limitation, (a) the presence of Hazardous Materials thereon, (b) the matters released by Buyer above, (c) Buyer’s use, ownership, development, and sale of the Property, and (d) any claims or demands asserted or alleged by any purchasers or tenants from Buyer of any portion of the Property or any successors or assigns of any such persons.  In addition, Indemnitor agrees to indemnify, protect, defend and hold Seller, Seller’s Affiliates and each of their respective members, partners, shareholders, officers, directors, managers, employees and agents harmless from any and all Losses, including suits and claims brought by third parties, related to, arising from or in any way connected to any inaccuracy in or breach of any representations or warranties of Buyer under this Agreement, or any breach or default by Buyer under the provisions of this Agreement that state that they are to survive the Closing or the earlier termination of this Agreement.  Indemnitor’s obligations under this Section shall survive the Closing and the delivery of the Deed.

7.3.5       Survival.  The foregoing waivers, releases and indemnities by Buyer shall survive either (a) the Closing and the recordation of the Deed, and shall not be deemed merged into the Deed upon its recordation, or (b) any termination of this Agreement.

ARTICLE 8

LEASES; MAINTENANCE OF PROPERTY

From the date hereof until the Closing, and except as otherwise consented to or approved by Buyer, Seller covenants and agrees with Buyer as follows:

8.1                  New Leases; Lease Modifications.  After the Effective Date and prior to the end of the Due Diligence Period, Seller, in its sole discretion, and without Buyer’s consent shall have the right to enter into any New Lease or amend, modify and/or extend any New Lease or any Pre-Effective Date Lease it deems advisable.  Seller shall provide Buyer with notice thereof and an executed copy of any such New Lease or amendment, modification or extension promptly after the execution and delivery thereof, but in no event later than the next to last day of the Due Diligence Period.  Buyer’s sole remedy in the event any New Lease is executed or if any New Lease or Pre-Effective Date Lease is amended, modified or extended by Seller after the Effective Date and prior to the end of the Due Diligence Period shall be to terminate this Agreement on or before the end of the Due Diligence Period in accordance with Section 3.8.  No later than three (3) days after the Effective Date, Seller shall provide Buyer with its then-current rent and concession schedule (the “Lease Guidelines”).  The Lease Guidelines shall be in the form of Exhibit I attached hereto and incorporated herein.  Provided that Buyer does not elect to terminate this Agreement on or before the expiration of the Due Diligence Period, after the end of the Due Diligence Period Seller shall not enter into a New Lease unless such New Lease is on Seller’s standard residential lease form and in compliance with the Lease Guidelines unless Seller has obtained Buyer consent in accordance with Section 8.4 below; modify or amend any Pre-Effective Date Lease or any New Lease entered into prior to the end of the Due Diligence Period except pursuant to the exercise by a Tenant of a renewal, extension or other right contained in such Tenant’s Lease; consent to any assignment or sublease in connection with any Pre-Effective Date Lease or New Lease; or remove a Tenant under any Pre-Effective Date Lease or New Lease, whether by summary proceedings or otherwise, except by reason of a default of the Tenant under the subject Pre-Effective Lease or New Lease.

8.2                  Lease Expenses.  At Closing, Buyer shall reimburse Seller for any and all Reimbursable Lease Expenses to the extent that the same have been paid by Seller prior to Closing.  In addition, at Closing, Buyer shall assume Seller’s obligations to pay, when due (whether on a stated due date or by acceleration) any Reimbursable Lease Expenses unpaid as of the Closing, and Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims for such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein.  Each party shall make available to the other all Commission Agreements, records, bills, vouchers and other data in such party’s control verifying Reimbursable Lease Expenses and the payment thereof.

8.3                  Lease Enforcement.  Subject to the provisions of Section 8.1 above, prior to the Closing Date, Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Pre-Effective Date Lease or New Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any Tenant), and to apply all or any portion of any Tenant Deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by Tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

8.4                  Certain Interim Operating Covenants.  Seller covenants to Buyer that  Seller will operate the Property, from the Effective Date until Closing or earlier termination of this Agreement as follows:  (i) continue to operate, manage and maintain the Property in a good and workmanlike manner in the ordinary course of Seller’s business and substantially in accordance with Seller’s present practice, and will keep the Improvements and Personal Property in good order and operating condition, subject to ordinary wear and tear and further subject to Section 10.2 and cause all necessary repairs, renewals and replacements to be promptly made  which are required by the terms of the Leases; (ii) maintain property insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Property as of the Effective Date; (iii) not enter into any new contract for the provision of goods or services to or with respect to the Property other than in the ordinary course of business or that is to terminate upon the Closing, or renew, extend, modify or replace any of the Contracts unless such contract is an Approved Contract, is a contract terminable as of the Closing Date or Buyer consents thereto in writing, which approval shall not be unreasonably withheld, delayed or conditioned; (iv) advise Buyer promptly of any change in any applicable laws, regulations, restrictions, rulings, or orders that might have a material adverse change on the value or use of the Property by Buyer of which Seller obtains written notice after the Effective Date and also advise Buyer promptly of any litigation, arbitration or administrative hearing concerning or affecting the Property which would have a material adverse effect on the value or use of the Property of which Seller obtains written notice after the Effective Date; (v) subject to the prorations prescribed herein, cause to be paid all trade accounts, costs and expenses of operation and maintenance of the Property incurred and accruing or due prior to Closing; (vi) not knowingly take any action, which action would have the effect of materially violating any of the representations and warranties of Seller set forth in Section 6.1 of the Agreement unless such action is required by any applicable Laws; (vii) without the prior written consent of Buyer, not remove any equipment forming a part of the Property except such as is replaced by Seller by an article of substantially equal suitability and value, free and clear of any lien or security interest; (viii) if any apartment unit is vacated more than five business (5) days prior to Closing, then prior to Closing return such unit to rentable condition in accordance with Seller’s customary cleaning, painting, and repair standards for vacant units (the condition of such an apartment unit after cleaning is referred to herein as a “Rent Ready Condition”); provided if Seller fails to return any such vacated unit to a Rent Ready Condition prior to Closing, or a unit is vacated within five (5) business days of Closing and Seller fails to return such unit to Rent Ready Condition by Closing, then at Closing Seller shall credit Buyer an amount equal to the reasonably estimated cost to return each such unit to a Rent Ready Condition, up to, but not to exceed, $1,000; and (ix) Seller shall maintain its website and related material through the Closing except that as soon after Closing as reasonably possible, Seller shall remove all references to the Seller as Owner and its property management company, as well as any internet lease concessions.  In addition, Seller shall terminate any leasing and/or management agreement with the Property Manager or any affiliate of Seller with respect to the Property effective as of the Closing Date and pay any and all costs and expenses of termination thereof.

8.5                  Actions Prohibited.  Provided that Buyer elects not to terminate this Agreement on or before the expiration of the Due Diligence Period, then from and after the expiration of the Due Diligence Period Seller shall not, without the prior written approval of Buyer:

8.5.1       make any material structural alterations or additions to the Property except as (a) in the ordinary course of operating the Property, (b) required for maintenance and repair which are required by the terms of the Leases, (c) required by any of the Leases or the Contracts or (d) required by this Agreement;

8.5.2       sell, transfer adversely encumber or adversely change the status of title of all or any portion of the Property;

8.5.3       change or attempt to change, directly or indirectly, the current zoning of the Land in a manner materially adverse to it; or

8.5.4       cancel, amend or modify, in a manner materially adverse to the Property, any License or Permit held by Seller with respect to the Property or any part thereof which would be binding upon Buyer after the Closing.

ARTICLE 9

CLOSING AND CONDITIONS

9.1                  Escrow Instructions.  Upon execution of this Agreement, the parties hereto shall deposit two executed counterparts of this Agreement with the Escrow Agent, and this Agreement shall serve as escrow instructions to the Escrow Agent as the escrow holder for consummation of the purchase and sale contemplated hereby.  Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

9.2                  Seller’s Conditions to Closing.  The Closing and Seller’s obligations with respect to the transaction contemplated by this Agreement are subject to the timely satisfaction or written waiver by the respective dates designated below of the following conditions precedent for Seller’s benefit (the “Seller Conditions Precedent”).

9.2.1       Buyer’s Deliveries.  On or before the Closing Date, Buyer shall have delivered to Escrow Holder all of the funds and documents as provided in Section 9.6 hereof.

9.2.2       Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date with the same effect as if those representations and warranties were made at and as of the Closing Date.

9.2.3       Performance.  As of the Closing Date, Buyer shall not be in material default in the performance of any material covenant or agreement to be performed by Buyer under this Agreement.

Neither Buyer nor Seller shall willfully or in bad faith act or fail to act for the purpose of permitting any of Seller’s Conditions Precedent to fail.  If any of the foregoing Seller Conditions Precedent are not satisfied for any reason other than a default by Seller hereunder or failure of a Buyer’s Condition Precedent under Section 9.3 below, this Agreement shall terminate, the Seller shall be entitled to the Deposit under Section 5.2 hereof and neither party shall have any further rights or obligations under this Agreement except for those which this Agreement expressly provides shall survive any termination.  Seller shall have the right to waive any of the Seller Conditions Precedent, and the election by Seller to proceed with the Closing shall be deemed Seller’s waiver of any unsatisfied Seller Conditions Precedent to the extent any such Seller Condition(s) Precedent has(have) not been previously satisfied or waived.

9.3                  Buyer’s Conditions to Closing.  The Closing and Buyer’s obligation to consummate the transaction contemplated by this Agreement are subject to the timely satisfaction or written waiver by the respective dates designated below of the following conditions precedent for Buyer’s benefit (the “Buyer Conditions Precedent”):

9.3.1       Seller’s Deliveries.  On or before the Closing Date, Seller shall have delivered to Escrow Agent the documents described in Section 9.5.1 below.

9.3.2       Representations and Warranties.  All representations and warranties of Seller contained in Article 6 of this Agreement shall be true and correct in all material respects as of the date made and, subject to the provisions of this Agreement, shall remain true and correct in all material respects as of the Closing Date and remade as of the Closing Date.

9.3.3       Performance.  As of the Closing Date, Seller shall not be in material default in the performance of any material covenant or agreement to be performed by Seller under this Agreement beyond all applicable notice and cure periods.

9.3.4       Title Policy.  As of the Closing Date, the Title Company shall have issued or irrevocably committed to issue the Title Policy to Buyer as provided in Section 4.5 above.

Neither Buyer nor Seller shall willfully or in bad faith act or fail to act for the purpose of permitting any of the Buyer Conditions Precedent to fail.  If any of the Buyer Conditions

Precedent set forth in this Agreement are not timely satisfied for any reason other than a default by Buyer hereunder or failure of a Seller Condition Precedent under Section 9.2 above, this Agreement shall terminate, the Deposit shall be returned to Buyer under Section 5.1 hereof and neither party shall have any further rights or obligations under this Agreement with respect to the Property except for those which this Agreement expressly provides shall survive any termination.  Notwithstanding the foregoing, Buyer shall have the right to waive, in its sole and absolute discretion, any of the Buyer Conditions Precedent, and the election by Buyer to proceed with the Closing with the actual knowledge that a Buyer Condition Precedent has not been satisfied, shall be deemed Buyer’s waiver of such Buyer Condition Precedent to the extent any such Buyer Condition Precedent has not been previously satisfied or waived.

9.4                  Closing.

9.4.1       The closing hereunder (“Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Agent’s office on or before December 23, 2009 (the “Closing Date”).

9.4.2       No later than the time required by Escrow Agent in order to disburse the sales proceeds to Seller on the Closing Date without the requirement for any so-called “gap” or other form of indemnity from Seller, Buyer shall deposit in escrow with the Escrow Agent the Purchase Price (subject to adjustments described in Section 9.7), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Agent.  On the Closing Date,  Buyer will cause the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to adjustments described in Section 9.7 or otherwise hereunder), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement and  Seller will direct the Escrow Agent to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement as set forth on the Closing Statement.

9.5                  Seller’s Closing Documents and Other Items.

9.5.1       Not later than 3:00  p.m. Pacific Time, on the business day prior to the Closing Date, Seller shall deposit into escrow the following items:

(a)           A duly executed and acknowledged Grant Deed in the form attached hereto as Exhibit C (the “Deed”);

(b)           Two duly executed counterparts of a Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”);

(c)           Two (2) duly executed counterparts of an Assignment and Assumption of Leases in the form attached hereto as Exhibit E (the “Assignment and Assumption of Leases”);

(d)           Two (2) duly executed counterparts of an Assignment and Assumption of Contracts, Warranties and Guaranties, Licenses and Permits and Other Intangible Property in the form attached hereto as Exhibit F (the “Assignment and Assumption of Contracts”);

(e)           An affidavit pursuant to Section l445(b)(2) of the Code, and on which Buyer is entitled to rely, stating that Seller is not a “foreign person” within the meaning of Section l445(f)(3) of the Code and a California 597-W Certificate;

(f)            A generic notice addressed to the Tenants and signed by Seller in the form attached hereto as Exhibit G (the “Tenant Notice”) that shall disclose that the Property has been sold to Buyer and that, after the Closing, all rents should be paid to Buyer;

(g)           If applicable, duly completed and signed real estate transfer tax declarations;

(h)           Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement; and

(i)            Two (2) duly executed counterparts of the Closing Statement.

9.5.2       Seller’s Post Closing Deliveries.  As soon after the Closing as is reasonably possible, Seller shall deliver to the offices of Buyer’s property manager: all originals of the Leases and Approved Contacts (or copies if no originals are available) and receipts for Tenant Deposits; all keys, if any, used in the operation of the Property; and, if in Seller’s possession, a copy of any “as-built” plans and specifications of the Improvements.  Seller shall remove from the Property prior to the Closing all Computer Equipment, all active delinquency files (excluding only those for current residents), all incident reports and all employment files.

9.6                  Buyer’s Closing Documents and Other Items.  At or before Closing, Buyer shall deposit into escrow the following items:

9.6.1       The balance of the Purchase Price and such additional funds as are necessary to close this transaction;

9.6.2       Two (2) duly executed counterparts of the Bill of Sale;

9.6.3       Two (2) duly executed counterparts of the Assignment and Assumption of Leases;

9.6.4       Two (2) duly executed counterparts of the Assignment and Assumption of Contract;

9.6.5       Documentation to establish to Seller’s and Escrow Holder’s reasonable satisfaction the due authority of Buyer’s acquisition of the Property and Buyer’s delivery of the documents required to be delivered by Buyer pursuant to this Agreement including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer;

9.6.6       If applicable, duly completed and signed real estate transfer tax declarations;

9.6.7       Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement; and

9.6.8       Two (2) duly executed counterparts of the Closing Statement.

9.7                  Prorations and Closing Costs.

9.7.1       Prorations.

(a)           Seller and Buyer agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Proration Time”) on the then applicable six (6) month real property tax billing period, the following (collectively, the “Proration Items”):  real estate and personal property taxes and assessments (subject to the terms of Section 9.7.1(b) below), utility bills (except as hereinafter provided), and collected Rents (subject to the terms of Section 9.7.1(b) below) payable by the owner of the Property.  Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Proration Time, and Buyer will be charged and credited for all of the Proration Items relating to the period after the Proration Time. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Buyer for Buyer’s approval prior to the Closing Date (the “Closing Statement”). Seller agrees that twenty-four (24) hours prior to the Closing, Seller will discontinue data entry operations in the on-site computer system, including making deposits of rental income and will forward final reports as soon as practicable to Buyer’s representative so as to enable Buyer and Seller to work together to transition the management of the Property and complete work on prorations as set forth herein.   The Closing Statement, once agreed upon, shall be signed by Buyer and Seller and delivered to the Escrow Agent for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below.  The preliminary proration shall be paid at Closing by Buyer to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Buyer (if the preliminary prorations result in a net credit to Buyer) by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing.  If the actual amounts of the Proration Items are not known as of the Proration Time, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received (not to exceed 120 days after closing), re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Buyer.  No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Buyer.  The provisions of this Section 9.7.1(a) will survive the Closing for a period of twelve (12) months.

(b)           Buyer will receive a credit on the Closing Statement for the prorated amount (as of the Proration Time) of all Rent previously paid to or collected by Seller and attributable to any period following the Proration Time.  Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date.  Delinquent Rents will not be prorated.  All sums collected by Buyer from and after Closing from each Tenant will be applied first to current amounts owed by such Tenant and then to Delinquent Rent owed by such Tenant to the extent not previously collected by Seller.  Buyer shall deliver to Seller all Delinquent Rent collected hereunder on a monthly basis within five (5) days of the end of each calendar month. Buyer shall not have an exclusive right to collect any sums due Seller from Tenant under the Leases and Seller hereby retains the right to collect any sums due Seller from Tenants under the Leases for any sums due Seller for period attributable to Seller’s ownership of the Property; provided, however, Seller shall not be permitted to commence or pursue any legal proceedings including eviction against any current Tenant.  The provisions of this Section 9.7.1(b) will survive the Closing.

(c)           All ad valorem real estate and personal property taxes with respect to the Property shall be prorated as of the Proration Time on a cash basis for the calendar year in which the Closing occurs, regardless of the year for which such taxes are assessed.

(d)           Water, gas, steam, electricity and other public utility charges will be paid by the Seller to the utility company to the Closing Date.  The Seller shall arrange for a final reading of all utility meters (covering gas, water, steam and electricity) as of the Closing.  To the extent required by the applicable utility company to maintain continuity of service to the Property, Seller and Buyer shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of the Seller’s responsibility for such charges for utilities furnished to the Property as of the date of the Closing and commencement of the Buyer’s responsibilities therefor from and after such date.  If a bill is obtained from any such utility company as of the Closing, then Seller shall pay such bill on or before the Closing.  If such bill shall not have been obtained on or before the Closing, then Seller shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and the Buyer shall pay all such utility charges pertaining to the period thereafter.  Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between the Buyer and the Seller as of the Closing.  Seller will be entitled to all deposits presently in effect with the utility providers, and Buyer will be obligated to make its own arrangements for deposits with the utility providers.

(e)           Revenues (but not up-front payments), if any, arising out of telephone booths, vending machines, washing machines or other income-producing agreements shall be adjusted and prorated on an if, as and when collected basis.

(f)            Buyer shall receive a credit against the Purchase Price at Closing for all Tenant Deposits then outstanding under the Leases and for all Rent paid in advance (to the extent not prorated as set forth in (b) above).  As of the Closing, Buyer shall assume Seller’s obligations related to the Tenant Deposits.  Buyer shall indemnify, defend, and hold Seller harmless from and against all demands and claims made by Tenants arising out of the transfer or disposition of such Tenant Deposits transferred to Buyer.  The provisions of this Section 9.7.1(f) shall expressly survive the Closing.

(g)           Buyer shall receive a credit against the Purchase Price at Closing for all payments due or owing under any Approved Contracts for periods prior to the Closing Date, which amounts shall be prorated as of the Proration Time.  If Seller has paid any amounts under any Approved Contracts for periods after the Proration Time, Buyer shall pay such amounts to Seller at Closing in addition to the Purchase Price.

(h)           Seller shall receive a credit for any and all Reimbursable Lease Expenses as set forth in Section 8.2 of this Agreement, to the extent that the same have been paid by Seller prior to Closing.  Each party shall make available to the other all Commission Agreements, records, bills, vouchers and other data in such party’s control verifying Reimbursable Lease Expenses and the payment thereof.

9.7.2       Closing Costs.  Seller shall pay (a) the county and city transfer taxes, (b) the CLTA portion of the premium associated with the issuance of the Title Policy, (c) one-half of Escrow Agent’s costs and fees, and (d) costs and charges customarily charged to sellers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Buyer hereunder.  Buyer shall pay (a) the premium associated with any extended coverage, any coverage in excess of the Purchase Price and all endorsements Buyer may require in accordance with Section 4.4, (b) one-half of Escrow Agent’s costs and fees, (c) the recording fees required in connection with the transfer of the Property to Buyer, and (d) any additional costs and charges customarily charged to buyers in accordance with common escrow practices in the county in which the Property is located, other than those costs and charges specifically required to be paid by Seller hereunder.

9.8                  Broker.  Buyer hereby represents and warrants to Seller that Buyer has not employed any broker with respect to the this transaction and Seller hereby represents and warrants to Buyer that Seller has not employed any broker with respect to this transaction.  If any person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with Buyer in connection with the transactions contemplated by this Agreement, then Buyer shall defend Seller from such claim, and shall indemnify Seller and hold Seller harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Seller with respect to the claim. If any person brings a claim for a commission or finder’s fee against Buyer based upon any contact, dealings, or communication with Seller in connection with the transactions contemplated by this Agreement, then Seller shall defend Buyer from such claim, and shall indemnify Buyer and hold Buyer harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Buyer with respect to the claim.  The provisions of this Section 9.8 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

10.1                Amendment and Modification.  This Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

10.2                Risk of Loss and Insurance Proceeds.

10.2.1     Minor Loss.  Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, equals $500,000 or less, and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds (other than business interruption or rental loss insurance applicable to the period prior to Closing) or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller directly toward the restoration or repair of the Property.  If the proceeds or awards have not been collected as of the Closing, then such proceeds (including business interruption or rental loss insurance of Seller which would be applicable to any period subsequent to Closing) or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended prior to the Closing to repair or restore the Property, without a reduction of the Purchase Price.

10.2.2     Major Loss.  If the amount of the damage or destruction or condemnation as specified above exceeds $500,000, then Buyer may at its option, to be exercised by written notice to Seller within ten (10) business days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, terminate this Agreement.  Buyer’s failure to elect to terminate this Agreement within said ten (10) business day period shall be deemed an election by Buyer to consummate this purchase and sale transaction.  If Buyer elects to terminate this Agreement within such ten (10) business day period, then the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as expressly provided elsewhere in this Agreement.  If Buyer elects or is deemed to have elected to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds (other than business interruption or rental loss insurance applicable to the period prior to Closing) or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller directly toward the restoration or repair of the Property.  If the proceeds or awards have not been collected as of the Closing, then such proceeds (including business interruption or rental loss insurance of Seller which would be applicable to any period subsequent to Closing) or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended prior to the Closing to repair or restore the Property, without a reduction to the Purchase Price.

10.2.3     Insurance Proceeds Assignment.  With respect to the requirement of Seller under Sections 10.2.1 and 10.2.2 above, to assign to Buyer the right to receive insurance awards and payments to be due Seller, Seller agrees that in the event that Seller’s insurance carrier(s) do not permit assignment thereof to Buyer, Seller agrees to request and obtain from the insurance carrier(s) a “policy endorsement” whereby Buyer shall be added as a “loss payee” under the Seller’s policies effective as of the Closing Date.  Thereafter, Seller shall use its good faith efforts to promptly pursue on behalf of Buyer and for Buyer’s benefit such unpaid awards and payments including any payments under business interruption or rental loss insurance applicable to any period subsequent to Closing.

10.3                Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following address:

If to Seller:	Calypso Lofts, LLC c/o Shea Properties 130 Vantis, Ste. 200 Aliso Viejo, CA 92656 Attn: Kirk Roloff Facsimile: (949) 389-7434 E-mail: kirk.roloff@sheaproperties.com

With copies to:	Calypso Lofts, LLC c/o Shea Properties 130 Vantis, Ste. 200 Aliso Viejo, CA 92656 Attn: Julia Guizan, Esq. Facsimile: (949) 389-7466 E-mail: julie.guizan@jfshea.com

and to:	Miller Starr Regalia 1331 N. California Blvd., Fifth Flr. Walnut Creek, CA 94596 Attn: Hans Lapping, Esq. Facsimile: (925) 933-4126 E-mail: hl@msrlegal.com

If to Buyer:	Behringer Harvard Multifamily OP I LP 15601 Dallas Parkway, #600 Addison, Texas 75001 Attn: Mark T. Alfieri, Senior Vice President Facsimile: (214) 655-1610 E-mail: malfieri@behringerharvard.com

with Copies to:	Robert L. Abbott PC 2828 Routh Street, Suite 500 Dallas, Texas 75201 Attn: Robert L. Abbott, Esq.

Facsimile: (214) 849-9823 E-mail: abbott@rabbottpc.com

If to Escrow Agent:	Partners Title Company 712 Main Street, Suite 2000E Houston, Texas 77002-3218 Attn: Reno Hartfiel, Executive VP/ General Counsel Facsimile: (713) 238-9199 E-mail: rhartfiel@partnerstitle.com

Any such notices may be sent by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered five (5) business days after deposit, postage prepaid in the U.S. mail, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit for next business day delivery with such courier, (c) facsimile transmission, in which case notice shall be deemed delivered upon electronic verification that transmission to recipient was completed, (d) electronic mail transmission, in which case notice shall be deemed delivered upon transmission so long as the sender does not receive a notification of a delivery error and, provided, further, that a copy of such transmission is concurrently sent to the recipients by another of the methods for notice set forth above.  The above addresses, facsimile numbers and e-mail addresses may be changed by written notice to the other party; provided that no notice of a change of address or facsimile number shall be effective until actual receipt of such notice.

10.4                Assignment.  Buyer shall not have the right to assign this Agreement, without the prior written consent of Seller which consent Seller may withhold in its sole and absolute discretion.  Notwithstanding the foregoing or any other provision hereof, Buyer may assign, upon written notice to Seller (a) its interests herein to an affiliate of Buyer or direct or indirect subsidiary of Buyer, or (b) any entity in which Buyer, or the principals thereof, have control as defined herein, or (c) its rights (but not obligations) herein to any party which is not an Affiliate for the purposes of effectuating an exchange of properties under Section 1031 of the Code, provided that any such assignment does not relieve Buyer of its obligations hereunder.  For purposes of this Section 10.4, an “affiliate of Buyer” means (i) any entity that controls, is controlled by, or is under common control, with the entity in question, or (ii) any investment program or any of its affiliates or direct or indirect subsidiaries, sponsored by Behringer Harvard Holdings, LLC.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.  This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof.  Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such party under this Agreement.

10.5                Governing Law and Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OR CHOICE OF LAWS.  ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF CALIFORNIA OR IN U.S. FEDERAL COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF CALIFORNIA.  ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 10.3 HEREOF.

10.6                Counterparts.  This Agreement may be executed in two or more fully or partially executed counterparts, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

10.7                Exhibits; Entire Agreement.  The parties agree that all exhibits and schedules attached hereto are incorporated herein. The parties further agree that this Agreement and all other documents furnished or to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents.  This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

10.8                Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

10.9                Attorney Fees.  If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing Party will be entitled to reasonable attorneys’ fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom.  Except as expressly provided in this Agreement, each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder including, without limitation, in the case of Buyer, all third-party engineering and environmental review costs and all other Due Diligence costs.

10.10              Waiver of Consequential and Punitive Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL EITHER SELLER OR BUYER OR ANY AFFILIATE OF SELLER OR BUYER OR THEIR RESPECTIVE MEMBERS, PARTNERS, SHAREHOLDERS,

DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES OR AGENTS BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES (INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST PROFITS AND LOSS OF BUSINESS INFORMATION) ARISING OUT OF THE TRANSACTION CONTEMPLATED HEREIN, EVEN IF SELLER OR BUYER OR ANY SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.11              Confidential Information; Confidentiality.  The parties acknowledge that the transaction described herein is of a confidential nature and, prior to Closing, shall not be disclosed except (a) with the prior written consent of Seller (which consent may be withheld in Seller’s sole and absolute discretion), (2) to the extent that such document or information is or becomes publicly available other than the result of Buyer’s breach of this Agreement, (b) to the Permitted Outside Parties; or (c) as may be necessary for Buyer or Buyer’s representatives to comply with applicable laws, including, without limitation, governmental regulatory, disclosure (including SEC rules), tax and reporting requirements, to comply with other requirements of regulatory and supervisory authorities and self-regulatory organizations having jurisdiction over Buyer or Buyer’s representatives; or to comply with regulatory or judicial processes.  Except as set forth above, no party shall make any public disclosure of the specific terms of this Agreement.  In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party acknowledges that it will have access to confidential information relating to the other party.  Each party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Permitted Outside Parties in connection with the transactions contemplated hereby.  In the event of the termination of this Agreement for any reason whatsoever, Buyer shall return to Seller, all documents relating to Seller, the Property or the transactions contemplated by this Agreement including, without limitation, the Due Diligence Items, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transactions contemplated hereby), and each party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information.  Except as required by applicable law, neither party shall issue any press release or make any statement to the media in violation of the above restrictions without the other party’s consent, which consent shall not be unreasonably withheld.  The provisions of this Section shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

10.12              No Joint Venture.  Nothing set forth in this Agreement shall be construed to create a joint venture between Buyer and Seller.

10.13              Limited Liability.  Neither the members, managers, employees nor agents of Seller, nor the shareholders, officers, directors, employees or agents of any of them shall be liable under this Agreement and all parties hereto shall look solely to the assets of Seller for the payment of any claim or the performance of any obligation by Seller.

10.14              Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Buyer to apply for a zone change, variance, subdivision maps, lot line adjustment, condominium conversions or other discretionary governmental act, approval or permit with respect to the Property prior to the Close of Escrow, and Buyer agrees not to do so without Seller’s prior written approval, which approval may be withheld in Seller’s sole and absolute discretion.  Buyer agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Close of Escrow unless first approved by Seller, which approval Seller may withhold in Seller’s sole discretion.  Buyer’s obligation to purchase the Property shall not be subject to or conditioned upon Buyer’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit.

10.15              Time of Essence.  Time is of the essence of this Agreement.

10.16              No Waiver.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance.  No waiver shall be binding unless executed in writing by the party making the waiver.

10.17              Counting of Days.  Unless otherwise expressly specified in this Agreement, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday.  The final day of any such period shall be deemed to end at 5:00 p.m. Pacific Time.

10.18              Electronic Signatures.  Signatures to this Agreement, any amendment hereof and any notice given hereunder, transmitted by telecopy or electronic mail shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or e-mailed signature and shall accept the telecopied or e-mailed signature of the other party to this Agreement.

10.19              No Reservation of Property.  The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Buyer and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Buyer and Seller.

10.20              Natural Hazard Disclosure.  Buyer and Seller acknowledge that Seller may be required to disclose if the property lies within the following natural hazard areas or zones:  (i) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1103(c)(1)); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Government Code Section 51178 et seq.); (iv) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4135; (v) earthquake fault zone (Public Resources Code Section 2622); or (vi) a seismic hazard zone (Public Resources Code Section 2696) (sometimes all of the preceding are herein collectively called the “Natural Hazard Matters”).  Accordingly, Seller shall provide Buyer with a natural hazard disclosure report (the “Natural Hazard Disclosure Statement”) prepared by a professional consulting firm (the “Natural Hazard Expert”) relating to the Property no later than three (3) days after the Effective Date.  Buyer expressly acknowledges and agrees that (a) the Natural Hazard Disclosure Statement prepared by the Natural Hazard Expert will fully and completely discharge Seller from its disclosure obligations referred to herein, if and to the extent any such obligations exist, (b) for the purpose of this Agreement, the provisions of Civil Code section 1103.4 regarding non-liability of Seller for errors or omissions not within its personal knowledge shall be deemed to apply, and (c) the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.  Buyer agrees to provide Seller with a written acknowledgment of its receipt of the Natural Hazard Disclosure Statement.

10.21              Third Party Beneficiaries.  This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary or otherwise.

10.22              Resolution of Disputes.  With the exception of a Specific Performance Action, any dispute, controversy or claim arising out of or relating to this Agreement, including any dispute relating to interpretation of or performance under this Agreement (“Dispute”), shall be resolved in the manner set forth in this Section, which shall be in lieu of any form of litigation in any court, and the parties specifically waive, to the fullest extent permitted under Applicable Law, any right to a jury trial of any Dispute between them.

10.22.1  Negotiation.  The parties will attempt in good faith to resolve the Dispute promptly by negotiations between senior representatives of the parties who have authority to settle the Dispute (each a “Representative”).

10.22.2  Mediation.  If the Representatives are unable to resolve the Dispute through negotiation, the parties agree first to try in good faith to resolve the dispute by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures then in effect before resorting to arbitration pursuant to Section 10.22.3, below.

10.22.3  Judicial Reference.  In the event the Representatives are not able to resolve the Dispute within 30 days following the date one party first notifies the other party of the Dispute in writing, then the Dispute shall be resolved by general judicial reference pursuant to Code of Civil Procedure Sections 638 and 641 through 645.1, or any successor statutes thereto, and as modified or as otherwise provided in this Section.  Subject to the limitations set forth in this Section, the general referee shall have the authority to try all issues, whether of fact or law, and to report a statement of decision to the court.  The referee shall be the only trier of fact or law in the reference proceeding, and shall have no authority to further refer any issues of fact or law to any other party, without the mutual consent of all parties to the judicial reference proceeding.

(a)                                  Place.  The proceedings shall be heard in Orange County, California.

(b)                                 Referee.  The referee shall be a retired judge with experience in relevant real estate matters.  The referee shall not have any relationship to the parties to the Dispute or interest in the Property.  The parties to the Dispute participating in the judicial reference shall meet to select the referee within ten (10) days after service of the Notice of Dispute or initial complaint on all defendants named therein.  Any dispute regarding the selection of the referee shall be promptly resolved by the judge to whom the matter is assigned, or if there is none, to the presiding judge of the Superior Court of Orange County who shall select the referee.

(c)                                  Commencement and Timing of Proceeding.  The referee shall promptly commence the proceeding at the earliest convenient date in light of all of the facts and circumstances and shall conduct the proceeding without undue delay.

(d)                                 Pre-hearing Conferences.  The referee may require one or more pre-hearing conferences.

(e)                                  Discovery.  The parties to the judicial reference proceeding shall be entitled only to limited discovery, consisting of the exchange between such parties of only the following matters:  (i) witness lists; (ii) expert witness designations; (iii) expert witness reports; (iv) exhibits; (v) reports of testing or inspections of the property subject to the Dispute, including but not limited to, destructive or invasive testing; and (vi) trial briefs.  Any other discovery provided for in the California Code of Civil Procedure shall be permitted by the referee upon a showing of good cause or based on the mutual agreement of the parties to the judicial reference proceeding.  The referee shall oversee discovery and may enforce all discovery orders in the same manner as any trial court judge

(f)                                    Motions.  The referee shall have the power to hear and dispose of motions, including motions relating to provisional remedies, demurrers, motions to dismiss, motions for judgment on the pleadings and summary adjudication motions, in the same manner as a trial court judge, except the referee shall also have the power to adjudicate summarily issues of fact or law including the availability of remedies, whether or not the issue adjudicated could dispose of an entire cause of action or defense.  Notwithstanding the foregoing, if prior to the selection of the referee as provided herein, any provisional remedies are sought by the parties to the Dispute, such relief may be sought in the Superior Court of Orange County, California.

(g)                                 Rules of Law.  The referee shall apply the laws of the State of California except as expressly provided herein including the rules of evidence, unless expressly waived by all parties to the judicial reference proceeding.

(h)                                 Record.  A stenographic record of the hearing shall be made, provided that the record shall remain confidential except as may be necessary for post-hearing motions and any appeals.

(i)                                     Statement of Decision.  The referee’s statement of decision shall contain findings of fact and conclusions of law to the extent required by law if the case were tried to a judge.  The decision of the referee shall stand as the decision of the court, and upon filing of the statement of decision with the clerk of the court, judgment may be entered thereon in the same manner as if the Dispute had been tried by the court.

(j)                                     Post-hearing Motions.  The referee shall have the authority to rule on all post-hearing motions in the same manner as a trial judge.

(k)                                  Appeals.  The decision of the referee shall be subject to appeal in the same manner as if the Dispute had been tried by the court.

(l)                                     Expenses.  The fees and costs of the referee in any judicial reference proceeding hereunder shall be shared equally by the parties to the judicial reference proceeding, subject to Section 10.9.

WAIVER OF LEGAL RIGHTS.  BY INITIALING IN THE SPACE BELOW, THE PARTIES ACKNOWLEDGE AND AGREE TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED OR DESCRIBED IN THIS ARTICLE DECIDED BY JUDICIAL REFERENCE AS PROVIDED UNDER CALIFORNIA LAW AND THAT THEY ARE WAIVING ANY RIGHTS THEY MAY POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR BY JURY TRIAL.  THE PARTIES FURTHER ACKNOWLEDGE AND AGREE THAT THEY ARE WAIVING THEIR JUDICIAL RIGHTS TO DISCOVERY EXCEPT TO THE EXTENT SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THIS ARTICLE.  IF EITHER PARTY REFUSES TO SUBMIT TO JUDICIAL REFERENCE AFTER EXECUTION OF THIS AGREEMENT AND INITIALING BELOW, SUCH PARTY MAY BE COMPELLED TO PROCEED WITH JUDICIAL REFERENCE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.  EACH PARTY’S AGREEMENT TO THIS ARTICLE IS VOLUNTARY.  THE PARTIES HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED OR DESCRIBED IN THIS ARTICLE TO JUDICIAL REFERENCE.

/s/ KR, /s/ SDS	Seller’s Initials	/s/ RTP	Buyer’s Initials

10.23                                         Prohibition of Condominium Conversion.  Buyer represents, warrants and covenants to Seller that, to the fullest extent permitted by law, Buyer shall not, for a period of ten (10) years from July 16, 2008, the date of completion of construction of the

Improvements (the “Completion Date”), convert the Property into condominiums or similar forms of subdivided ownership.  In connection with the foregoing, Buyer further agrees that (a) the prohibition against condominium conversions is reasonable under the circumstances existing as of the Effective Date, (b) if Buyer sells or otherwise transfers the Property within ten (10) years of the Completion Date, then Buyer shall notify its buyer in writing of this restriction and include a similar prohibition against condominium conversions in any purchase and sale or similar agreement to so transfer the Property, (c) Buyer shall indemnify, defend, protect and hold Seller and its Affiliates harmless, from any and all Losses resulting from Buyer’s breach of the representation, warranty and covenant contained in this Section 10.23, (d) without in any way limiting the materiality of the other provisions of this Agreement, the provisions of this Section 10.23 are material and included as a material portion of the consideration given by Buyer to Seller in exchange for Seller’s performance under this Agreement, (e) Buyer acknowledges that Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the provisions of this Section 10.23, and (f) Buyer’s obligations under this Section 10.23 shall expressly survive the Closing and the deliver of the Deed.  In addition, Buyer acknowledges and agrees that its breach of the terms and conditions of this Section 10.24 will constitute immediate and irreparable damage to the Seller, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief.  In connection with the foregoing, Buyer further agrees that no bond or other security shall be required in obtaining such equitable relief and Buyer hereby consent to the remedy of an injunction or specific performance to the extent Seller is entitled thereto.  Buyer acknowledges that Seller’s remedies hereunder are cumulative and other action may be taken and remedies enforced against it in the event of a breach of this Section.  At the Closing, Buyer and Seller shall record a memorandum of agreement (the “Memorandum”) evidencing Buyer’s agreements set forth herein.

10.24                                         Rule 3-14 Audit.  Seller acknowledges that under Rule 3-14 of Regulation S-X, Buyer is required to obtain certain information in connection with reports Buyer is required to file with the Securities and Exchange Commission.  Accordingly, subject to the terms and conditions of this Section 10.24, Seller agrees to use commercially reasonable efforts to cooperate with Buyer’s auditors in the preparation of such audited financial statements.  In furtherance of the foregoing, (a) Seller shall, during normal business hours and upon not less than three (3) business days’ prior written notice, allow Buyer’s auditors reasonable access to such books and records maintained by Seller and Property Manager exclusively in respect of the Property solely to the extent necessary to prepare and file such audited financial statements in compliance with Rule 3-14 of Regulation S-X; and (b) if Seller has audited financial statements with respect to the Property, Seller shall provide Buyer’s auditors with a copy of such audited financial statements; provided, however, that Buyer expressly acknowledges and agrees that if Seller does not have audited financial statements with respect to the Property, Seller shall be under no obligation to cause such audited financial statements to be prepared.  Seller acknowledges that Buyer’s audit shall include a review of Seller’s records for up to three (3) years prior to Closing.  In consideration of the foregoing, Buyer agrees that Buyer shall indemnify, defend, protect and hold harmless Seller, Property Manager and their respective Affiliates, partners, shareholders, members, officers, directors, managers, agents, and employees from and against any and all Losses of any kind or nature, arising out of or in any way connected with Seller’s provision of the materials required by this Section 10.24, including without limitation lawsuits by shareholders or regulators or any other persons whatsoever.

Notwithstanding anything to the contrary contained herein, Seller shall only be obligated to provide to Buyer Seller’s accounting information at the Property level, and shall not be obligated to provide any information concerning Seller’s capital structure or non-property related debt or any of the following: (i) information contained in Seller’s credit reports, credit authorizations, credit or financial analyses or projections, investment analyses, account summaries or other documents prepared solely for Seller’s internal purposes and not directly related to the operation of the Property, including any valuation documents and information regarding the value of the Property and the price paid by Seller therefor; (ii) material which is subject to attorney-client privilege or which is attorney work product; (iii) sales contracts, appraisal reports, letters or loan matters; (iv) financial statements or information relating to Seller or any Affiliate of Seller other than those at the Property level; (v) Seller’s tax returns; or (vi) material which Seller is legally or contractually required to maintain as confidential.  Notwithstanding anything to the contrary set forth herein, Buyer expressly agrees that Seller’s delivery of any information under this Section 10.24 (X) shall be subject to the terms and conditions of Section 10.11, above; (Y) does not in any manner increase any liability of Seller under this Agreement, or (Z) obviate or waive the “AS IS” provisions of Section 7.2.2, above.  Subject to the terms of this Section 10.24, Seller’s and Buyer’s respective obligation under this Section 10.24 shall expressly survive the Closing and the delivery of the Deed.

10.25                                         Telecommunications Lease.  Buyer and Seller acknowledge and agree that (a) Seller is currently negotiating a building and roof lease agreement for the placement of certain telecommunications equipment on the garage located on the Property for a five (5) year term with at least two (2) five (5) year extension options with a rental in the amount of no less than Thirty Thousand Dollars ($30,000.00) per year (the “Telecommunications Lease”), (b) Seller shall have the exclusive right to continue to negotiate the terms and conditions of the Telecommunications Lease during the pendency of this Agreement and a period of six (6) months after the Closing, if applicable, (c) Seller will keep Buyer reasonably informed of all material aspects of the negotiations of the Telecommunications Lease, (d) subject to the receipt of Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed given in Buyer does not respond within five (5) business days of its receipt of Seller’s written notice requesting such approval), Seller shall have the right to enter into the Telecommunications Lease prior to the Closing and, at Closing, assign its rights thereunder to Buyer, (e) if Seller has not entered into the Telecommunications Lease prior to the Closing, then Seller shall continue to have the right and authority to negotiate the terms and conditions of the Telecommunications Lease for a period of nine (9) months after the Closing and if Seller and the lessee thereunder agree on the terms and conditions of the Telecommunications Lease and such terms and conditions are otherwise acceptable to Buyer (with such acceptance not being unreasonably withheld, conditioned and/or delayed), then Buyer shall promptly execute the Telecommunications Lease and deliver the same to Seller for deliver to the lessee thereunder, (f) the Purchase Price assumes that the Telecommunications Lease is fully executed by and between Seller (or Buyer if it occurs post-Closing) and the lessee thereunder and if the Telecommunications Lease is not executed prior to the nine (9) month anniversary of the Closing, then the Purchase Price shall be reduced by Five Hundred Thousand Dollars ($500,000.00) and Buyer shall be immediately entitled to the Lease Escrow described below, (g) if the Closing occurs hereunder and the Telecommunications Lease has not been executed, then Buyer shall provide Seller with such instruments and/or other documents as reasonably requested by Seller to evidence Seller’s authority to continue to negotiate the Telecommunications Lease and (ii) at Closing Seller shall escrow pursuant to an escrow agreement with the Title Company the sum of $500,000.00 (the “Lease Escrow”) which Seller shall be immediately entitled to upon full execution of the Telecommunications Lease provided it is executed prior to nine (9) months from the Closing Date or, if not executed within such nine (9) month period, Buyer shall be immediately entitled to be distributed the Lease Escrow by the Title Company, and (h) the parties obligations under this Section 10.25 shall expressly survive the Closing and the delivery of the Deed.

 [Signature Page To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Agreement Date.

SELLER:	CALYPSO LOFTS, LLC, a California limited liability company

	By:	Shea Properties Management Co., Inc.,
a Delaware corporation
	Its:	Manager

		By:	/s/ Kirk Roloff
		Name:	Kirk Roloff
		Its:	Assistant Secretary

		By:	/s/ Stephen D. Stambaugh
		Name:	Stephen D. Stambaugh
		Its:	Assistant Secretary

[Signature Page Continued On Following Page]

BUYER:	BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership

	By:	BHMF, Inc., a Delaware corporation,
its general partner

		By:	/s/ Robert T. Poynter
Name: Robert T. Poynter
Its: Vice President

ESCROW AGENT:

The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit and act as escrow agent in accordance with the terms and conditions of this Agreement.  Escrow Agent certifies that it is in possession of a fully executed counterpart original or copy of the Agreement this 3rd day of December, 2009 and that this date shall be deemed the “Effective Date” for purposes of this Agreement.

PARTNERS TITLE COMPANY

By:	/s/ Carol Gonzales
Name:	Carol Gonzales
Title:	Escrow Officer